EXHIBIT 24.2

                    CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 1, 2002 relating to the financial statements and financial statement schedules of Plymouth Rubber Company Inc. which appears in Plymouth Rubber Company Inc.'s Annual Report on Form 10-K for the year ended November 30, 2001.



PricewaterhouseCoopers LLP
Boston, MA
May 9,  2002